Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-26977, 33-36379, 33-50746, 333-00733, 333-00749, 333-00757, 333-09387, 333-33327, 333-75383, 333-92155, 333-58526, 333-67472 and 333-103653 on Forms S-8 and 333-72034 on Form S-3 of our reports dated June 6, 2005 relating to the financial statements and financial statement schedule of Computer Sciences Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Computer Sciences Corporation for the year ended April 1, 2005.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Los Angeles, California
June 6, 2005